Exhibit (12)(b)
WACHOVIA CORPORATION AND SUBSIDIARIES
COMPUTATIONS OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
     AND PREFERRED STOCK DIVIDENDS

			Nine
			Months
			Ended		Years Ended December 31,
			Sept. 30,
(In millions)			2005		2004	2003	2002	2001	2000

EXCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations			$7,317		7,633	6,080	4,667	2,293	632
Fixed charges, excluding preferred stock dividends and capitalized interest			3,558		2,701	2,309	2,414	3,734	4,963

Earnings	(A	)	$10,875		10,334	8,389	7,081	6,027	5,595

Interest, excluding interest on deposits			$3,362		2,474	2,113	2,247	3,581	4,828
One-third of rents			196		227	196	167	153	135
Preferred stock dividends			—		—	5	19	6	—
Capitalized interest			—		—	—	—	—	—

Fixed charges (a)	(B	)	$3,558		2,701	2,314	2,433	3,740	4,963

Consolidated ratios of earnings to fixed charges and preferred stock dividends, excluding interest on deposits	(A)/	(B)	3.06	X	3.83	3.63	2.91	1.61	1.13

INCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations			$7,317		7,633	6,080	4,667	2,293	632
Fixed charges, excluding preferred stock dividends and capitalized interest			7,237		5,554	4,669	5,844	8,478	10,232

Earnings	(C	)	$14,554		13,187	10,749	10,511	10,771	10,864

Interest, including interest on deposits			$7,041		5,327	4,473	5,677	8,325	10,097
One-third of rents			196		227	196	167	153	135
Preferred stock dividends			—		—	5	19	6	—
Capitalized interest			—		—	—	—	—	—

Fixed charges (a)	(D	)	$7,237		5,554	4,674	5,863	8,484	10,232

Consolidated ratios of earnings to fixed charges and preferred stock dividends, including interest on deposits	(C)/	(D)	2.01	X	2.37	2.30	1.79	1.27	1.06

(a) The amount of fixed charges do not include other obligations which exist under Financial Accounting Standards Board Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”.